Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of of Qilun Group Inc of our report dated February 24, 2023 relating to the consolidated financial statements of Qilun Group Inc. and its subsidiaries for the year ended December 31, 2021 and December 31, 2020 which appear in such registration statement.

/s/ Assentsure PAC

Singapore, Singapore

February 24, 2023